Exhibit 10.1

Via Federal Express

April 20, 2007

Mr. James Green
1684 Oakcottage Court
Thousand Oaks, CA 91361

Dear Jim:

We are delighted to offer you the position of President and Chief Executive Officer (CEO) of Analogic Corporation (Analogic). We are excited about the prospect of your joining Analogic and look forward to your vision and leadership in guiding our Company to achieve its goals.

The following provides the terms and conditions of your employment offer set forth in this letter Agreement (the “Agreement”):

1.	Start Date. Your employment will commence on or before May 21, 2007.

2.	Reporting Relationship. You will report to the Board of Directors.

3.	Term. Your initial term of employment will be three years with subsequent one year renewals unless either party gives notice to terminate at least ninety (90) days prior to any scheduled expiration date.

4.	Base Salary. Your starting annualized base salary will be $450,000 per year, with annual reviews at the discretion of the Compensation Committee. The first review will occur as part of normal year-end Company process for fiscal year 2008. Salary will be paid periodically in accordance with normal Company payroll practices.

5.	Annual Performance Bonus. Beginning in fiscal year 2008, you will be eligible to participate in the Company’s annual bonus program with an initial target of 65% of your base salary (i.e., $292,500).

a.	Your bonus for fiscal year 2008 is guaranteed at target (i.e., $292,500).

b.	Goals for earning additional bonus amounts for fiscal year 2008 and any portion of your bonus in future years are to be discussed and agreed with the Compensation Committee and approved by the full Board.

6.	Equity Grants. You will be eligible to participate in the Company’s long-term incentive program, which currently consists of stock options and performance-based restricted stock. As soon as practicable upon hire you will receive the following:

a.	An initial grant of 5,000 shares of performance-based restricted stock granted as part of the Company’s normal three (3) year performance cycle beginning as soon as practicable after the start of the next fiscal year;

i. Note that the performance criteria are to be determined and we would expect your input in determining the appropriate performance metrics and goals.

ii.	If you are terminated by the Board without Cause (as defined below) within three (3) years from the date of hire, the performance goals will be deemed met and pro-rata shares shall vest based on your employment period completed to date.

b.	An initial grant of 15,000 time-based stock options, vesting 25% per year beginning on second anniversary of grant date;

i.	If you are terminated by the Board without Cause within three (3) years from the date of hire, 50% of outstanding unvested options will accelerate.

c.	Other than the terms described above, these and future grants will be made under the same terms and conditions as other participants; and

d.	Future grants, including the types of award, may be made from time to time based on Compensation Committee discretion.

7.	One-Time Equity Grant. You will receive a one-time grant of time-based stock options and restricted stock as follows:

a.	35,000 stock options, vesting 25% per year beginning on the second anniversary of grant date;

b.	10,000 shares of time-based restricted stock, vesting 25% per year beginning on second anniversary of grant date; and

c.	If you are terminated by the Board without Cause within three (3) years from the date of hire, 100% of your outstanding stock options will immediately vest and become exercisable and vesting will accelerate on 50% of your outstanding unvested restricted stock.

8.	Vacation. You will be entitled to accrue up to four (4) weeks of paid vacation each year of employment plus sick leave on the same basis as all other executives of the Company in accordance with the terms and conditions of the vacation and sick leave policies of the Company.

9.	Perquisite Allowance. You will receive an annual perquisite allowance of $20,000 paid quarterly for use in connection with customary perquisites, such as a leased automobile and financial planning.

10.	Business Expenses. You will be reimbursed for customary business expenses incurred in connection with the performance of your duties and activities as CEO pursuant to the Company’s established policies.

11.	Relocation. You will be eligible for the standard Analogic relocation policy to assist your move from California to Massachusetts, including:

a.	Reasonable number of house hunting trips for you and your spouse;

b.	Temporary housing while transitioning from California;

c.	Reasonable transportation and shipping costs;

d.	Closing costs and/or legal fees related to the sale of your current home; and

e.	Any imputed income will be grossed up for income tax purposes.

12.	Benefits. You will be eligible to participate in the Company’s standard benefit program generally applicable to similarly situated executives which includes medical, dental and life insurance, short and long-term disability protection and participation the Company’s 401(k) profit sharing plan, with the following enhancement:

a.	If the medical options available under the current standard medical program do not provide for specialist coverage comparable to your current program, the Company will take efforts to secure appropriate coverage under an alternative arrangement.

The full range of benefits for you and the family is summarized in the attached 2007 Employee Benefits Summary. Note that the Company reserves the right to change or amend its benefit plans it offers to employees at any time.

13.	Change-In-Control. You will be eligible for the following Change-in-Control (CIC) benefits in the event your employment is terminated without Cause within twenty-four (24) months following a CIC:

a.	Two (2) times your base salary plus greater of target or three (3) year average bonus;

b.	Pro-rata bonus, greater of target or actual to the extent determinable, for year of termination;

c.	Benefit continuation for twenty-four (24) months;

d.	Equity acceleration; and

e.	If excise taxes are imposed, you will be eligible for a modified gross up only if over safe harbor by greater of $50,000 or 10%, otherwise best after tax position of cut back or taxed with no cut back.

14.	General Severance. You will also be eligible for the following severance benefits in the event your employment is terminated by the Company without Cause and unrelated to a CIC

a.	Twelve (12) months salary continuation plus a lump sum payment equal to your target bonus

b.	Equity treatment as described in Sections 6 and 7 above

15.	Restrictive Covenants. Severance payments will be conditioned on your signing of a general waiver and release of claims, and your agreement not to compete against the interests of the Company, or solicit employees or customers for the severance period, and not disparage the Company nor disclose trade secrets or confidential information.

16.	Prior Agreements. You represent and warrant that you are not bound by any agreement with a previous employer or other party that you would breach by accepting employment with the Company or performing your duties as an employee of the Company. You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

17.	Nature of Employment. Your employment with the Company is on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without Cause and with or without notice, subject to the severance and acceleration provisions described above. As used in this Agreement, “Cause” means (a) any intentional, dishonest, illegal, or insubordinate conduct which is materially injurious to Analogic or any of its subsidiaries or which results in an improper substantial personal benefit, (b) breach of any provision of any employment, nondisclosure, non-competition, or similar agreement to which you are a party or by which you are bound, (c) nonperformance or gross dereliction of duty, (d) conviction of a felony, or (e) commission of an action involving moral turpitude.

18.	Final Agreement. This Agreement sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

As has been previously communicated to you, and due to the nature of some of the work at Analogic, it would be necessary to pass a drug test for certain illicit substances, pass a background check, which includes credit and court records, and I-9 proof of U.S. employment eligibility. Also you should know that you will need to apply for a security clearance.

We hope that you find the aforementioned terms acceptable. Please confirm your agreement to accept this position by signing and returning one copy of this letter to us by May 4, 2007.

Jim, we are confident that you will make a significant contribution to Analogic and will successfully lead us in the future direction of the Company.

Thank you and we enthusiastically look forward to working with you in your new role at Analogic.

Sincerely,

Analogic Corporation

/s/ Bruce W. Steinhauer

Bruce W. Steinhauer

Chairman, Nominating and Corporate Governance Committee

Accepted and agreed to on this 1st day of May 2007.

/s/ James Green

Mr. James Green